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                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                       -------------------

                         AMENDMENT NO. 1
                                to
                            FORM 8-A
       For Registration of Certain Classes of Securities
           Pursuant to Section 12(b) or 12(g) of the
              Securities and Exchange Act of 1934

                       -------------------

             STARTEC GLOBAL COMMUNICATIONS CORPORATION
      (Exact Name of Registrant as Specified in its Charter)


             MARYLAND                          52-1660985
      (State of Incorporation               (I.R.S. Employer
         or Organization)                  Identification No.)

       10411 MOTOR CITY DRIVE
        BETHESDA, MARYLAND                        20817
(Address of Principal Executive Offices)        (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

                                          Name of each exchange
       Title of each Class               on which each class is
       to be so registered                   to be registered

              NONE                                 N/A
       -------------------                ---------------------

       -------------------                ---------------------

     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General
Instruction A.(c)(1), please check the following box      /  /

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2),
please check the following box.                           /  /

Securities to be registered pursuant to Section 12(g) of the Act:

                 COMMON STOCK, $.01 PAR VALUE
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                         (Title of Class)

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          INFORMATION REQUIRED IN REGISTRATION STATEMENT

     Item 1.  Description of Registrant's Securities to be
Registered.

     The registrant hereby incorporates by reference the descriptions of the securities registered hereby (the "Securities") set forth under the caption "Description of Capital Stock" on pages 55 to 59 of the registrant's Preliminary Prospectus (the Prospectus") contained in Pre-Effective Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-32753), under the Securities Act of 1933, as amended, as filed with the Securities and Exchange Commission on October 6, 1997.

     Item 2.   Exhibits.

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
----------------------------------------------------------------

1.1*          Form of Underwriting Agreement.

3.1*          Amended and Restated Articles of Incorporation.

3.2*          Amended and Restated Bylaws.

4.1*          Specimen of Common Stock Certificate.

4.2* Warrant Agreement dated as of July 1, 1997 by and between Startec, Inc. and Signet Bank.

4.3*          Form of Underwriters' Warrant Agreement (including
              Form of Warrant).

4.4* Voting Agreement dated as of July 31, 1997 by and between Ram Mukunda and Vijay and Usha Srinivas.

5.1*          Opinion of Shulman, Rogers, Gandal, Pordy & Ecker,
              P.A. with respect to the Registrant's Common
              Stock.

10.1* Secured Revolving Line of Credit Facility Agreement dated as of July 1, 1997 by and between Startec, Inc. and Signet Bank.

10.2*         Lease by and between Vaswani Place Limited
              Partnership and Startec, Inc. dated as of September 1, 1994, as amended.

10.3*         Agreement by and between World Communications,
              Inc. and Startec, Inc. dated as of April 25, 1990.

10.4*         Co-Location and Facilities Management Services
              Agreement by and between Extranet
              Telecommunications, Inc. and Startec, Inc. dated as of August 28, 1997.

10.5* Employment Agreement dated as of July 1, 1997 by and between Startec, Inc. and Ram Mukunda

10.6* Employment Agreement dated as of July 1, 1997 by and between Startec, Inc. and Prabhav V. Maniyar

10.7*         Amended and Restated Stock Option Plan.

10.8*         1997 Performance Incentive Plan.

10.9*         Subscription Agreement by and among Blue Carol
              Enterprises, Limited, Startec, Inc. and Ram
              Mukunda dated as of February 8, 1995.

10.10* Agreement for Management Participation by and among Blue Carol Enterprises, Limited, Startec, Inc.
              and Ram Mukunda dated as of February 8, 1995, as amended as of June 16, 1997.

10.11*        Service Agreement by and between Companhia
              Portuguesa Radio Marconi, S.A. and Startec, Inc.
              as amended on February 8, 1995.

10.12*+       Lease Agreement between Companhia Portuguesa Radio
              Marconi, S.A. and Startec, Inc. dated as of June
              15, 1996.

10.13*+       Indefeasible Right of Use Agreement between
              Companhia Portuguesa Radio Marconi, S.A. and
              Startec, Inc. dated as of January 1, 1996.

10.14*+ International Telecommunication Services Agreement between Videsh Sanchar Nigam Ltd. and Startec,
              Inc. dated as of November 12, 1992.

10.15*+       Digital Service Agreement with Communications
              Transmission Group, Inc. dated as of October 25,
              1994.

10.16*+       Lease Agreement by and between GPT Finance
              Corporation and Startec, Inc. dated as of January
              10, 1990.

10.17*+       Carrier Services Agreement by and between Frontier
              Communications Services, Inc. and Startec, Inc.
              dated as of February 26, 1997.

10.18*+       Carrier Services Agreement by and between MFS
              International, Inc. and Startec, Inc. dated as of July 3, 1996.

10.19*+ International Carrier Voice Service Agreement by and between MFS International, Inc. and Startec,
              Inc. dated as of June 6, 1996.

10.20*+       Carrier Service Agreement by and between Cherry
              Communications, Inc. and Startec, Inc. dated as of June 7, 1995.

11.1* Statement regarding computation of earnings per share.

23.1*         Consent of Arthur Andersen LLP.

23.2*         Consent of Shulman, Rogers, Gandal, Pordy & Ecker,
              P.A. (included in Exhibit 5.1).

24.1* Power of Attorney (contained on the signature page).

27.1*         Financial Data Schedule.

99.1*         Consent of Nazir G. Dossani.

99.2*         Consent of Richard K. Prins.

__________________

* Incorporated by reference from the Registrant's Registration Statement on Form S-1 (File No. 333-32753), as filed with the Securities and Exchange Commission ("SEC") on August 4, 1997, as amended by Pre-Effective Amendment No. 1 filed with the SEC on August 27, 1997, Pre-Effective Amendment No. 2 filed with the
SEC on September 15, 1997, Pre-Effective Amendment No. 3 filed with the SEC on October 2, 1997, and Pre-Effective Amendment No. 4 filed with the SEC on October 6, 1997.

+    Portions of Exhibit have been omitted pursuant to a request for Confidential Treatment filed with the SEC under Rule 406 of the Securities Act of 1933, as amended, and the Freedom of Information Act. Such portions have been filed separately with the SEC pursuant in accordance with the provisions of Rule 406.

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                            SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                      STARTEC GLOBAL COMMUNICATIONS CORPORATION

                       By: /s/ Ram Mukunda
                           Ram Mukunda
                           President and Chief Executive Officer